SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 11)(1)

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    37935Y107
                                 (CUSIP Number)

                           Copy to:
                                          Stephen A. Cohen, Esq.
Woodland Partners                         Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                          750 Lexington Avenue
Brookville, New York 11545                New York, New York 10022
Telephone (516) 626-3070                  Telephone (212) 735-8600

                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                October 25, 1999
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d- 1(f) or 240.13d-(g), check the following box |_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.



                        (Continued on following page(s))

-----------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 -1 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Woodland Partners
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    13,334 shares                                0.1%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           461,304 shares                               3.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    13,334 shares                                0.1%
              _________________________________________________________________
               10   Shared Dispositive Power

                    461,304 shares                               3.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -2 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Barry Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    229,724 shares                               1.6%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           494,914 shares                               3.4%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    229,724 shares                               1.6%
              _________________________________________________________________
               10   Shared Dispositive Power

                    494,914 shares                               3.4%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 724,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 4.9%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -3 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Marilyn Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           474,638 shares                               3.3%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    474,638 shares                               3.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -4 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

Brookwood Partners, L.P. (formerly, The Rubenstein Family Limited Partnership)
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           474,638 shares                               3.3%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    474,638 shares                               3.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -5 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

               The Marilyn and Barry Rubenstein Family Foundation
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    231,580 shares                               1.6%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           243,058 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    231,580 shares                               1.6%
              _________________________________________________________________
               10   Shared Dispositive Power

                    243,058 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       OO
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -6 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                              Woodland Venture Fund
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting          474,638 shares                                3.3%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    474,638 shares                               3.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -7 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Seneca Ventures
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting          474,638 shares                                3.3%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    474,638 shares                               3.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -8 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Woodland Services Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting          474,638 shares                                3.3%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    474,638 shares                               3.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 474,638 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 3.3%
________________________________________________________________________________
14   Type of Reporting Person*

                                       CO
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -9 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Brian Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting          231,580 shares                                1.6%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    231,580 shares                               1.6%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 231,580 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.6%
________________________________________________________________________________
14   Type of Reporting Person*

                                      IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -10 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Wheatley Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    235,000 shares                               1.6%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting          15,000 shares                                 0.1%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    235,000 shares                               1.6%
              _________________________________________________________________
               10   Shared Dispositive Power

                    15,000 shares                                0.1%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                      PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -11 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                         Wheatley Foreign Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    15,000 shares                                0.1%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting          235,000 shares                                1.6%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    15,000 shares                                0.1%
              _________________________________________________________________
               10   Shared Dispositive Power

                    235,000 shares                               1.6%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                      PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -12 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Wheatley Partners, LLC
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                             Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           250,000 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    250,000 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                       OO
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -13 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                            Wheatley Management Ltd.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                               Cayman Islands, B.W.I.
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           250,000 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    250,000 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                       CO
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -14 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Irwin Lieber
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           250,000 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    250,000 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -15 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Barry Fingerhut
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           250,000 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    250,000 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -16 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   Seth Lieber
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           250,000 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    250,000 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -17 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Jonathan Lieber
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           250,000 shares                               1.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    250,000 shares                               1.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 250,000 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.7%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -18 of 28 Pages-

CUSIP
No.   37935Y107                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Rebecca Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                       OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                       0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           231,580 shares                               1.6%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                       0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    231,580 shares                               1.6%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                 231,580 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*
________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 1.6%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                -19 of 28 Pages-

     This statement, dated October 25, 1999, constitutes Amendment No. 11 to the
Schedule 13D, dated February 1, 1995, regarding the reporting persons ownership of certain securities of Global Telecommunication Solutions, Inc. (the "Issuer").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 11 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. Accordingly, it shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 3. Source and Amounts of Funds or Other Consideration.

     The source of funds for the acquisition of the additional securities was the other funds of The Marilyn and Barry Rubenstein Family Foundation.


                                     Number of Shares             Purchase Price
                                     ----------------             --------------
The Marilyn and Barry Rubenstein        221,246                      $2,212
    Family Foundation


ITEM 4. Purpose of Transaction.

     The reporting persons acquired their securities for purposes of investment. Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) through
(j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 14,440,946 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended June 30, 1999) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of October 25, 1999:


                                -20 of 28 Pages-


                                                                   Shares of                             Percentage of Shares
                                                                 Common Stock                              of Common Stock
Name                                                          Beneficially Owned(1)                      Beneficially Owned(1)
----                                                          ---------------------                      ---------------------

Woodland Partners                                                474,638 (2), (3), (4), (5)                      3.3%
Barry Rubenstein                                                 724,638 (2), (3), (4), (5), (6), (7)            4.9%
Marilyn Rubenstein                                               474,638 (2), (3), (4), (5)                      3.3%
Brookwood Partners, L.P. (formerly,
   The Rubenstein Family Limited Partnership)                    474,638 (2), (3), (4), (5)                      3.3%
The Marilyn & Barry Rubenstein Family Foundation                 474,638 (2), (3), (4), (5)                      3.3%
Woodland Venture Fund                                            474,638 (2), (3), (4), (5)                      3.3%
Seneca Ventures                                                  474,638 (2), (3), (4), (5)                      3.3%
Woodland Services Corp.                                          474,638 (2), (3), (4), (5)                      3.3%
Brian Rubenstein                                                 231,580 (4), (5)                                1.6%
Wheatley Partners, L.P.                                          250,000 (4), (6), (7)                           1.7%
Wheatley Foreign Partners, L.P.                                  250,000 (4), (6), (7)                           1.7%
Wheatley Partners, LLC                                           250,000 (4), (6), (7)                           1.7%
Wheatley Management Ltd.                                         250,000 (4), (6), (7)                           1.7%
Irwin Lieber                                                     250,000 (4), (6), (7)                           1.7%
Barry Fingerhut                                                  250,000 (4), (6), (7)                           1.7%
Seth Lieber                                                      250,000 (4), (6), (7)                           1.7%
Jonathan Lieber                                                  250,000 (4), (6), (7)                           1.7%
Rebecca Rubenstein                                               231,580 (4), (5)                                1.6%


     (b) Woodland Partners has sole power to vote and to dispose of 13,334 shares of Common Stock (consisting of shares issuable upon the exercise of the Offering Warrants), representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 461,304 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 3.2% of the outstanding Common Stock.


-------------------------

     (1) Includes shares of Common Stock issuable upon the exercise of the Warrants, the Offering Warrants, Conversion Warrants, the Option, 1997 Consulting Option, the 1997 Warrants, and the 1998 Option.


     (2) Includes 13,334 shares of Common Stock issuable upon the exercise of the Offering Warrants owned by Woodland Partners.

     (3) Includes 103,333 shares of Common Stock held in Barry Rubenstein's IRA Rollover account, 18,057 shares of Common Stock issuable upon the exercise of the Conversion Warrants, 33,334 shares of Common Stock issuable upon the exercise of the Option, 25,000 shares of Common Stock issuable upon the exercise of the 1997 Consulting Option, and 50,000 shares of Common Stock issuable upon the exercise of the 1998 Option.

     (4)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities except to the extent of his/her/its equity interest therein.

     (5)  Includes 231,580 shares of Common Stock owned by the Foundation.

     (6) Includes 235,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants held by Wheatley Partners, L.P.

     (7) Includes 15,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants held by Wheatley Foreign Partners, L.P.


                                -21 of 28 Pages-

     Barry Rubenstein, by virtue of being a general partner of Woodland Partners, Brookwood Partners, L.P., the Fund and Seneca, a trustee of the Foundation, a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 494,914 shares of Common Stock (including shares issuable upon the exercise of the Offering Warrants and the 1997 Warrants), representing approximately 3.4% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 229,724 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 1.6% of the outstanding Common Stock.

     Marilyn Rubenstein, by virtue of being a general partner of Woodland Partners and Brookwood Partners, L.P., a trustee of the Foundation, and wife of Barry Rubenstein, may be deemed to have shared power to vote and to dispose of 474,638 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 3.3% of the outstanding Common Stock.

     Brookwood Partners, L.P. may be deemed to have shared power to vote and to dispose of 474,638 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 3.3% of the outstanding Common Stock.

     The Fund may be deemed to have shared power to vote and to dispose of 474,638 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 3.3% of the outstanding Common Stock.

     Seneca may be deemed to have shared power to vote and to dispose of 474,638 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 3.3% of the outstanding Common Stock.

     The Foundation has sole power to vote and to dispose of 231,580 shares of Common Stock, representing approximately 1.6% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 243,058 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 1.7% of the outstanding Common Stock.

     Services may be deemed to have shared power to vote and to dispose of 474,638 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 3.3% of the outstanding Common Stock.


                                -22 of 28 Pages-

     Brian Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 231,580 shares of Common Stock, representing approximately 1.6% of the outstanding Common Stock.

     Rebecca Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 231,580 shares of Common Stock, representing approximately 1.6% of the outstanding Common Stock.

     Wheatley Partners, L.P. has sole power to vote and to dispose of 235,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.6% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 15,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 0.1% of the outstanding Common Stock.

     Wheatley Foreign Partners, L.P. has sole power to vote and to dispose of 15,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 235,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.6% of the outstanding Common Stock.

     Wheatley Partners, LLC may be deemed to have shared power to vote and to dispose of 250,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.7% of the outstanding Common Stock.

     Wheatley Management Ltd. may be deemed to have shared power to vote and to dispose of 250,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.7% of the outstanding Common Stock.

     Irwin Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 250,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.7% of the outstanding Common Stock.

     Barry Fingerhut, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 250,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.7% of the outstanding Common Stock.

     Seth Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 250,000 shares of Common Stock (consisting of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.7% of the outstanding Common Stock.

     Jonathan Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 250,000 shares of Common Stock (consisting


                                -23 of 28 Pages-
of shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.7% of the outstanding Common Stock.

     (c) The following is a description of all transactions in the securities of the Issuer by the reporting persons identified in Item 2 of this Schedule 13D effected from August 25, 1999 through October 25, 1999, inclusive:


                                                 Purchase or            Number of Shares              Purchase or
Name of Shareholder                               Sale Date            Purchased or (Sold)            Sale Price
-------------------                               ---------            -------------------            ----------
Woodland Partners                                 10/25/99                  (292,913)                    $0.01
Barry Rubenstein                                  10/25/99                  (387,549)                    $0.01
Marilyn Rubenstein                                10/25/99                  (26,667)                     $0.01
Brookwood Partners, L.P.                          10/25/99                  (10,000)                     $0.01
The Marilyn and Barry Rubenstein                  10/25/99                   221,246                     $0.01
    Family Foundation
Woodland Venture Fund                             10/25/99                  (185,623)                    $0.01
Seneca Ventures                                   10/25/99                  (110,623)                    $0.01
Wheatley Partners, L.P.                           10/25/99                 (2,917,965)                   $0.01
Wheatley Foreign Partners, L.P.                   10/25/99                  (198,656)                    $0.01
Irwin Lieber                                      10/25/99                  (221,246)                    $0.01
Barry Fingerhut                                   10/25/99                  (221,246)                    $0.01


     The reporting persons sold or purchased the shares of Common Stock in private transactions.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Effective October 25, 1999, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer.


                                -24 of 28 Pages-

ITEM 6. Contracts, Arrangements, Understandings or
        Relationships with Respect to Securities of the Issuer.

     (j) Each of Barry Rubenstein, Marilyn Rubenstein, the Foundation, Woodland Partners, the Fund, Seneca Ventures, Wheatley Partners and Wheatley Foreign Partners entered into a lock-up agreement, each dated June 10, 1997 (the "Lock-up Agreement"), with GKN Securities Corp., the managing underwriter of the public offering of 2,875,000 shares of the Issuer's Common Stock (including 375,000 shares of Common Stock issued upon the exercise of the over-allotment option).

     The Lock-up Agreement provides that for a period of five years, commencing on the effective date of the Registration Statement, the Underwriter shall have the right to purchase for its account or to sell for the account of such shareholders any shares of Common Stock sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

     On October 12, 1999, GKN Securities Corp. waived its right of first refusal to purchase or sell the securities of the Issuer referred to above.

     (k) Except for the circumstances discussed or referred to in paragraphs (a) through (j), there are no contracts, arrangements, understandings, or relationships with respect to the securities of the Issuer among any of the persons reporting in this Schedule 13D.


                                -25 of 28 Pages-

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, correct and complete.

Date:    November 2, 1999             WOODLAND PARTNERS

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a General Partner

                                      SENECA VENTURES

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a General Partner

                                      WOODLAND VENTURE FUND

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a General Partner

                                      WOODLAND SERVICES CORP.

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, President

                                      BROOKWOOD PARTNERS, L.P.

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a General Partner

                                      THE MARILYN AND BARRY RUBENSTEIN
                                      FAMILY FOUNDATION

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a Trustee

                                      WHEATLEY PARTNERS, L.P.
                                      By: Wheatley Partners LLC, General Partner

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, President


                                -26 of 28 Pages-

                                      WHEATLEY FOREIGN PARTNERS, L.P.
                                      By: Wheatley Partners LLC, General Partner

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, President

                                      WHEATLEY PARTNERS LLC

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, President

                                      WHEATLEY MANAGEMENT LTD.

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, President

                                          /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein

                                          /s/ Marilyn Rubenstein
                                          --------------------------------------
                                          Marilyn Rubenstein

                                          /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber

                                          /s/ Barry Fingerhut
                                          --------------------------------------
                                          Barry Fingerhut

                                          /s/ Seth Lieber
                                          --------------------------------------
                                          Seth Lieber

                                          /s/ Jonathan Lieber
                                          --------------------------------------
                                          Jonathan Lieber


                                -27 of 28 Pages-

                                                  *
                                          --------------------------------------
                                          Brian Rubenstein

                                                  *
                                          --------------------------------------
                                          Rebecca Rubenstein



* /s/ Barry Rubenstein
--------------------------------------
   Barry Rubenstein, Attorney-in-Fact









ATTENTION:          INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT  CONSTITUTE
                    FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



                                -28 of 28 Pages-